2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Reports Third Quarter Results
 Pro Forma RevPAR Increased 10.7 Percent; Pro Forma Hotel EBITDA Rose 20.7 Percent

Bethesda, MD, October 27, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the quarter ended September 30, 2011.  The Company’s results include the following:

	Third Quarter		Nine Months Ended September 30,
	2011	2010	2011	2010
	($ in millions except per share, RevPAR and margin data)

Net income (loss) to common shareholders	$2.8	$(0.3)	$1.0	$(4.7)
Net income (loss) per diluted share	$0.05	$(0.01)	$0.01	$(0.19)

Pro forma RevPAR	$177.32	$160.19	$154.17	$141.44
Pro forma Hotel EBITDA	$29.6	$24.5	$57.3	$48.7
Pro forma Hotel EBITDA Margin	27.9%	25.3%	25.9%	23.8%

EBITDA(1)	$22.1	$2.2	$42.5	$(2.0)
Adjusted EBITDA(1)	$26.5	$4.3	$51.2	$4.0

FFO(1)	$13.1	$1.7	$23.7	$(2.5)
Adjusted FFO(1)	$17.5	$3.8	$32.4	$3.5
Adjusted FFO per diluted share(1)	$0.34	$0.11	$0.67	$0.13

(1) See tables later in this press release for a description of pro forma information and that reconcile net income (loss) to non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA, Funds from Operations ("FFO"), FFO per share, Adjusted FFO and Adjusted FFO per share.

For the details as to which hotels are included in Pro forma RevPAR, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margins for the third quarter and nine months ended September 30, 2011, refer to the Pro Forma 2011 Property Inclusion Reference Table later in this press release.

Third Quarter Highlights

▪
Pro forma RevPAR:  Pro forma room revenue per available room (“Pro forma RevPAR”) in the third quarter of 2011 increased 10.7 percent over the same period of 2010 to $177.32.  Pro forma average daily rate (“Pro forma ADR”) grew 7.6 percent from the third quarter of 2010 to $211.19.  Pro forma Occupancy rose 2.8 percent to a robust 84.0 percent.

▪
Pro forma Hotel EBITDA:  The hotels generated $29.6 million of Pro forma Hotel EBITDA for the quarter ended September 30, 2011, an improvement of 20.7 percent compared with the same period of 2010.  Pro forma Hotel Revenues increased 9.3 percent, while Pro forma Hotel Expenses rose 5.4 percent.  As a result, Pro forma Hotel EBITDA Margin was 27.9 percent for the quarter ended September 30, 2011 and represents an increase of 264 basis points as compared to the same period last year.

▪
EBITDA and Adjusted EBITDA: The Company’s EBITDA increased $19.9 million to $22.1 million for the third quarter of 2011 compared to the prior year period.  The Company’s Adjusted EBITDA rose by $22.2 million to $26.5 million from $4.3 million in the prior year period.

▪	FFO and Adjusted FFO: The Company generated FFO of $13.1 million in the third quarter of 2011. The Company’s Adjusted FFO climbed to $17.5 million from $3.8 million in the prior year period.

▪
Capital Investments: During the third quarter of 2011, the Company invested $9.3 million of capital throughout its portfolio, including $2.5 million at the InterContinental Buckhead, $1.7 million at the Westin Gaslamp Quarter and $1.3 million at the Sir Francis Drake, all related to renovations at those three properties.

▪
Dividends: On September 15, 2011, the Company declared a $0.12 per share quarterly dividend on its common shares and a $0.4921875 per share quarterly dividend on its 7.875% Series A Cumulative Redeemable Preferred Shares.  On September 22, 2011, the Company declared a $0.13333 per share partial quarterly dividend on its 8.0% Series B Cumulative Redeemable Preferred Shares.

 “Third quarter operating results for our portfolio continued to exhibit very strong growth patterns despite geopolitical and economic headwinds,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “Business travel demand, which has increased consistently throughout the year, showed ongoing strength, both in the U.S. industry and across our portfolio. This has allowed us to continue to increase pricing and generate robust room rate growth in most of our markets, including San Francisco, West Hollywood, Miami, Philadelphia, New York and Boston.  As a result, our 10.7% RevPAR growth in the quarter was significantly higher than the U.S. industry’s 7.9% increase, clearly demonstrating the strength of our markets and properties.”

The renovation and refurbishment of Sir Francis Drake’s lobby and Starlight Room were completed in the third quarter of 2011. The second phase of the comprehensive renovation of the Westin Gaslamp Quarter, which includes the hotel’s second and third floor meeting space, was also completed in the third quarter. The third and final phase, involving the renovation and reconfiguration of the hotel’s ground floor, including the exterior, porte cochère, lobby, lounge and restaurant, commenced in October 2011, with the expectation that the entire renovation will be completed in April 2012. The renovation of the Affinia Manhattan’s 526 guest rooms was completed in the third quarter, resulting in the addition of 92 guest rooms to the now 618 guest room property. The Descent Theme Bar and Lounge at the W Boston is under development and is expected to open during the fourth quarter of 2011. In addition, renovations at the Sheraton Delfina, Argonaut Hotel and Hotel Monaco Seattle are expected to commence late this year or early 2012, with completions targeted during the first four months of 2012.

“The capital investment programs at the Sir Francis Drake, Westin Gaslamp Quarter and Affinia Manhattan present a significant opportunity to increase room rates and recover lost occupancy, which should generate significantly increased profitability and cash flow at these hotels.  Early customer reviews and results have been very positive,” continued Mr. Bortz.

In addition to its capital reinvestment programs, Pebblebrook continues to focus on implementing asset management initiatives and enhancing performance to support solid margin growth.

“There is significant topline and bottom line growth embedded within our current portfolio.  In addition to our focus on revenue growth, we have already implemented or identified many initiatives that should result in significantly reduced operating costs.  The results are just starting to show, as demonstrated by our healthy operating cash flow and EBITDA margin growth this quarter. We’re thrilled that our asset managers and our hotel managers, working closely together, have made excellent progress in implementing our asset management initiatives and best practices across many of our hotels during the year. We’re excited about the increasing positive impact this array of programs will generate in 2012 and beyond,” Mr. Bortz explained.

Acquisitions

▪
On July 29, 2011, the Company acquired a 49 percent interest in a joint venture valued at $908.0 million with affiliates of Denihan Hospitality Group that own six upper upscale hotels in Manhattan.  This six hotel portfolio (the “Manhattan Collection”) includes Affinia Manhattan, Affinia Shelburne, Affinia Dumont, Affinia 50, Affinia Gardens and The Benjamin – which originally comprised 1,640 guest rooms, but has since increased the number of guest rooms to 1,732 guest rooms following the completion of a comprehensive renovation and reconfiguration of the Affinia Manhattan.  The Manhattan Collection hotels are ideally located in the Midtown market of Manhattan, have been well maintained and boast some of the largest guest rooms and suites in New York City, providing a unique competitive advantage in the marketplace.  Denihan Hospitality Group manages each hotel in the Manhattan Collection.

As of September 30, 2011, the Manhattan Collection was encumbered with $595.3 million of first mortgage and mezzanine debt. The debt is non-recourse, interest-only, and subject to a floating interest rate based on the 30-day LIBOR rate plus a weighted average total spread of approximately 300 basis points.  The loan matures in February 2013.

“We’re thrilled with the acquisitions we’ve made this year, investing in numerous high barrier to entry markets, including San Francisco, Seattle, San Diego, West Hollywood, Miami, Boston and New York.  Each of these properties is well located and was acquired at a substantial discount to replacement cost.  In addition, these properties present excellent upside opportunities through increased RevPAR penetration and more disciplined operating controls and efficiencies,” commented Mr. Bortz.

Since its initial public offering in December 2009, the Company has invested in 20 properties (including six through a joint venture) totaling $1.6 billion of invested capital.

Year-to-Date Highlights

▪
Pro forma RevPAR:  Pro forma RevPAR for the nine months ended September 30, 2011 increased by 9.0 percent over the same period of 2010 to $154.17.  Year-to-date, Pro forma ADR grew 8.5 percent from the comparable period of 2010 to $197.05. Pro forma Occupancy improved 0.5 percent to 78.2 percent.

▪
Pro forma Hotel EBITDA:  The Company’s hotels generated $57.3 million of Pro forma Hotel EBITDA for the nine months ended September 30, 2011, an increase of 17.6 percent compared with the same period of 2010.  Pro forma Hotel Revenues climbed 8.1 percent, while Pro forma Hotel Expenses rose 5.1 percent.  As a result, Pro forma Hotel EBITDA Margin for the nine months ended September 30, 2011 increased 210 basis points to 25.9 percent as compared to the same period last year.

▪
EBITDA and Adjusted EBITDA: The Company’s EBITDA grew to $42.5 million for the nine months ended September 30, 2011, compared with $(2.0) million for the prior year period.  The Company’s Adjusted EBITDA rose to $51.2 million from $4.0 million for the prior year period.

▪
FFO and Adjusted FFO: For the nine months ended September 30, 2011, the Company’s FFO was $23.7 million.  The Company’s Adjusted FFO increased to $32.4 million, compared with $3.5 million for the prior year period.

Balance Sheet

As of September 30, 2011, the Company had $251.8 million in consolidated debt and $291.7 million in unconsolidated, non-recourse debt at weighted average interest rates of 4.4 percent and 3.2 percent, respectively. The Company had no outstanding balance on its $200.0 million senior unsecured credit facility. As of September 30, 2011, the Company had $84.0 million of consolidated cash, cash equivalents and restricted cash and $21.7 million of unconsolidated cash, cash equivalents and restricted cash.  The unconsolidated debt, cash, cash equivalents and restricted cash amounts represent the Company’s 49 percent pro rata interest in the Manhattan Collection, a joint venture with affiliates of Denihan Hospitality Group that owns six upper upscale hotels in Manhattan, New York.  The diluted weighted average number of common shares and units outstanding for the quarter ended September 30, 2011 was 50.8 million.

On September 30, 2011, as defined by the Company’s credit agreement, the Company’s fixed charge coverage ratio was 2.6 times, total net debt to trailing 12 month Corporate EBITDA was 5.4 times and total debt to total assets ratio was 31%.  Excluding the Manhattan Collection, the Company’s fixed charge coverage ratio was 3.0 times, net debt to trailing 12 month Corporate EBITDA was 2.8 times and total debt to total assets ratio was 18%.

Capital Markets

In the third quarter, the Company completed several capital transactions to help fund strategic growth and maintain its strong balance sheet.

▪
On July 12, 2011, the Company directly sold 600,000 shares of its existing 7.875% Series A Cumulative Redeemable Preferred Shares to an institutional investor at a price of $25.25 per share, resulting in net proceeds of approximately $15.1 million.

▪
On September 21, 2011, the Company closed an underwritten public offering of 3.4 million shares of its 8.00% Series B Cumulative Redeemable Preferred Shares, resulting in net proceeds of approximately $82.3 million.

“We’re very pleased with our continued ability to access the debt and capital markets,” commented Raymond D. Martz, Chief Financial Officer of Pebblebrook Hotel Trust. “Our recently completed preferred equity offering allowed us to further strengthen our balance sheet and maintain our targeted conservative leverage levels.”

2011 Outlook

As a result of the Company’s recently completed acquisitions and capital market activities, the Company is amending its 2011 outlook to the following:

	2011 Outlook Range
	Low	High
	($ in millions except per share data)

Net income (loss) to common shareholders	$3.3	$5.3
Net income (loss) per diluted share	$0.07	$0.11

EBITDA	$67.3	$70.3
Adjusted EBITDA	$76.5	$79.5
FFO	$36.8	$38.8
FFO per diluted share	$0.75	$0.79
Adjusted FFO	$46.0	$48.0
Adjusted FFO per diluted share	$0.94	$0.98

The Company’s revised 2011 outlook now includes the effects of its 8.0% Series B Preferred shares offering, which closed on September 21, 2011, and is based on the following estimates and assumptions:

▪	Additional acquisitions are not included beyond the 20 properties that have been acquired as of September 30, 2011;
▪	Hotel industry RevPAR to increase 7.5 to 8.0 percent over 2010;
▪	Pro forma RevPAR growth of 8.0 to 9.0 percent over 2010 to $155 to $157;
▪	Pro forma Hotel EBITDA of $84.3 to $87.3 million;
▪	Pro forma Hotel EBITDA Margin to increase between 240 and 300 basis points over the 2010 Pro forma Hotel EBITDA Margin to 25.9 to 26.5 percent;
▪	Corporate cash general and administrative expenses of $8.1 to $8.6 million;
▪	Corporate non-cash general and administrative expenses of $2.7 million;
▪	Acquisition and related expenses of $7.3 million;
▪	Total capital investments related to renovations, capital maintenance and return on investment projects of approximately $63.0 to $68.0 million;
▪
Interest expense, including the non-cash amortization of deferred financing fees and unused credit facility fees and the Company’s 49 percent pro rata interest in the Manhattan Collection, of $19.5 million;

▪	Interest income of $0.9 million; and
▪	Weighted average fully diluted shares and operating partnership units of 49.0 million.

The Company’s 2011 outlook for corporate cash and non-cash general and administrative expenses does not include the $7.3 million of costs related to acquisitions, such as due diligence, transfer taxes and legal and accounting fees, which are required to be expensed when incurred and which are detailed separately above.  In addition, the 2011 outlook includes the effects of the Company’s 49 percent pro rata interest in the Manhattan Collection.

For the details as to which hotels are included in Pro forma RevPAR, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margins for the Company’s 2011 Outlook, refer to the Pro Forma 2011 Property Inclusion Reference Table later in this press release.

Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Friday, October 28, 2011 at 9:00 AM EDT.  To participate in the conference call, please dial (800)-441-0022 approximately ten minutes before the call begins.  Additionally, a live webcast of the conference call will be available through the Company’s website.  To access the webcast, log on to http://www.pebblebrookhotels.com ten minutes prior to the conference call.  A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in large urban and resort markets with an emphasis on the major coastal cities.  The Company owns 20 hotels, comprised of 14 wholly owned hotels, with a total of 3,812 guest rooms and a 49% joint venture interest in six hotels with 1,732 guest rooms.  The Company owns, or has an ownership interest in, hotels located in nine states and the District of Columbia, including 14 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; Boston, Massachusetts; and New York, New York.  For more information, please visit www.pebblebrookhotels.com.

This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected financial and operating results.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions.  Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates.  Examples of forward-looking statements include the following: projections and forecasts of net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR, EBITDA Margin and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence.  These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this release is as of October 27, 2011.  The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

###

Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
(In thousands, except share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS

Investment in hotel properties, net	$1,120,484	$599,714
Investments in unconsolidated entities	167,603	-
Ground lease asset, net	10,557	10,721
Cash and cash equivalents	75,318	220,722
Restricted cash	8,730	4,485
Hotel receivables (net of allowance for doubtful accounts of $56 and $13, respectively)	14,925	3,924
Deferred financing costs, net	3,614	2,718
Prepaid expenses and other assets	16,197	13,231
Total assets	$1,417,428	$855,515

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Senior credit facility	$-	$-
Mortgage debt	251,834	143,570
Accounts payable and accrued expenses	32,302	15,799
Advance deposits	5,200	2,482
Accrued interest	931	304
Distribution payable	8,736	4,908
Total liabilities	299,003	167,063
Commitments and contingencies
Shareholders' equity:
Preferred shares of beneficial interest, stated at liquidation preference $25 per share, $.01 value, 100,000,000 shares authorized; 9,000,000 and 0 shares issued and outstanding at
September 30, 2011 and at December 31, 2010, respectively	225,000	-
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized;
50,771,380 issued and outstanding at September 30, 2011 and 39,814,760 issued and
outstanding at December 31, 2010	508	398
Additional paid-in capital	917,842	698,100
Accumulated deficit and distributions	(27,603)	(11,586)
Total shareholders' equity	1,115,747	686,912
Non-controlling interests	2,678	1,540
Total equity	1,118,425	688,452
Total liabilities and equity	$1,417,428	$855,515

Pebblebrook Hotel Trust
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

REVENUES:
Hotel operating revenues:
Room	$56,437	$12,805	$127,597	$14,165
Food and beverage	25,627	7,816	63,580	8,586
Other operating	5,739	1,016	12,401	1,102
Total revenues	87,803	21,637	203,578	23,853

EXPENSES:
Hotel operating expenses:
Room	14,477	3,769	33,984	4,067
Food and beverage	18,736	5,615	45,423	6,020
Other direct	2,747	452	5,830	493
Other indirect	23,651	6,006	56,587	6,651
Total hotel operating expenses	59,611	15,842	141,824	17,231
Depreciation and amortization	9,037	2,032	21,426	2,260
Real estate taxes, personal property taxes and property insurance	3,860	836	8,941	909
Ground rent	589	11	1,350	11
General and administrative	3,527	1,729	8,253	5,371
Hotel acquisition costs	3,903	1,665	7,344	4,811
Total operating expenses	80,527	22,115	189,138	30,593
Operating income (loss)	7,276	(478)	14,440	(6,740)
Interest income	49	638	815	2,513
Interest expense	(3,775)	(471)	(10,077)	(471)
Other income	38	-	85	-
Equity in earnings of unconsolidated entities	2,169	-	2,169	-
Net income (loss) before income taxes	5,757	(311)	7,432	(4,698)
Income tax (expense) benefit	81	3	(339)	(23)
Net income (loss)	5,838	(308)	7,093	(4,721)
Net income (loss) attributable to non-controlling interests	114	-	199	-
Net income (loss) attributable to the Company	5,724	(308)	6,894	(4,721)
Distributions to preferred shareholders	(2,899)	-	(5,907)	-
Net income (loss) attributable to common shareholders	$2,825	$(308)	$987	$(4,721)

Net income (loss) per share attributable to common shareholders, basic and diluted	$0.05	$(0.01)	$0.01	$(0.19)

Weighted-average number of common shares, basic and diluted	50,771,355	34,073,090	46,962,639	24,915,173

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) Attributable to Common
Shareholders to FFO, EBITDA, Adjusted FFO and Adjusted EBITDA
(In thousands, except share and per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net income (loss) attributable to common shareholders	$2,825	$(308)	$987	$(4,721)
Depreciation and amortization	8,999	2,005	21,325	2,210
Depreciation and amortization from unconsolidated entities	1,169	-	1,169	-
Non-controlling interests	114	-	199	-
FFO	$13,107	$1,697	$23,680	$(2,511)
Hotel acquisition costs	3,903	1,665	7,344	4,811
Ground lease amortization	54	-	164	-
Amortization of LTIP units	395	395	1,185	1,182
Adjusted FFO	$17,459	$3,757	$32,373	$3,482

FFO per common share - basic	$0.25	$0.05	$0.49	$(0.10)
FFO per common share - diluted	$0.25	$0.05	$0.49	$(0.10)
Adjusted FFO per common share - basic	$0.34	$0.11	$0.67	$0.13
Adjusted FFO per common share - diluted	$0.34	$0.11	$0.67	$0.13

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net income (loss) attributable to common shareholders	$2,825	$(308)	$987	$(4,721)
Interest expense	3,775	471	10,077	471
Interest expense from unconsolidated entities	2,364	-	2,364	-
Income tax expense (benefit)	(81)	(3)	339	23
Depreciation and amortization	9,037	2,032	21,426	2,260
Depreciation and amortization from unconsolidated entities	1,169	-	1,169	-
Non-controlling interests	114	-	199	-
Distributions to preferred shareholders	2,899	-	5,907	-
EBITDA	$22,102	$2,192	$42,468	$(1,967)
Hotel acquisition costs	3,903	1,665	7,344	4,811
Ground lease amortization	54	-	164	-
Amortization of LTIP units	395	395	1,185	1,182
Adjusted EBITDA	$26,454	$4,252	$51,161	$4,026

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission "SEC" Rules to supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP").

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations - Funds from operations (“FFO”) represents net income (computed in accordance with GAAP), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships.  The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance.  The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts.  The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs.  Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.  The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - We believe that EBITDA provides investors a useful financial measure to evaluate our operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

The Company’s presentation of FFO in accordance with the NAREIT White Paper and EBITDA, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.  The table above is a reconciliation of the Company’s FFO and EBITDA calculations to net income in accordance with GAAP.

The Company also evaluates its performance by reviewing Adjusted EBITDA and Adjusted FFO, because it believes that adjusting EBITDA and FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDA and Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance.  The Company adjusts EBITDA and FFO for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA and Adjusted FFO:

- Non-Cash Ground Rent: The Company excludes the non-cash amortization expense of the Company's ground lease asset.
- Acquisition Costs:  The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.
- Amortization of LTIP Units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.

Pebblebrook Hotel Trust
Manhattan Collection Statements of Operations
(Represents the Company's 49% ownership interest in the Manhattan Collection)
(In thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

REVENUES:
Hotel operating revenues:
Room	$14,013	$-	$14,013	$-
Food and beverage	835	-	835	-
Other operating	443	-	443	-
Total revenues	15,292	-	15,292	-

EXPENSES:
Total hotel expenses	9,607	-	9,607	-
Depreciation and amortization	1,169	-	1,169	-
Total operating expenses	10,776	-	10,776	-
Operating income (loss)	4,516	-	4,516	-
Interest income	17	-	17	-
Interest expense	(2,364)	-	(2,364)	-
Equity in earnings (losses) of unconsolidated entities	$2,169	$-	$2,169	$-

DEBT:	Spread over 30-day LIBOR	Loan Amount	Maturity (b)
CMBS Mortgage and mezzanine	300 bps (a)	$291,675	February 2013
Cash and cash equivalents		(4,898)
Net Debt		286,778
Restricted cash		(16,873)
Net Debt after restricted cash		$269,905

(a)	Represents the estimated weighted average spread of the CMBS mortgage and the mezzanine debt outstanding.

(b)	Includes extension options.

Notes:
These hotel operating results represent the Company's period of ownership of its 49% interest in the Manhattan Collection.  The Manhattan Collection consists of the following six hotels:  Affinia Manhattan, Affinia 50, Affinia Dumont, Affinia Shelburne, Affinia Gardens and The Benjamin.  The hotel operating results for the Manhattan Collection only include 49% of the results for the six properties to reflect the Company's 49% ownership interest in the hotels.

The information above has not been audited and has been presented only for informational purposes.

Pebblebrook Hotel Trust
Pro Forma Hotel Statistical Data
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Total Portfolio
Pro forma Occupancy	84.0%	81.6%	78.2%	77.9%
Increase/(Decrease)	2.8%		0.5%
Pro forma ADR	$211.19	$196.20	$197.05	$181.66
Increase/(Decrease)	7.6%		8.5%
Pro forma RevPAR	$177.32	$160.19	$154.17	$141.44
Increase/(Decrease)	10.7%		9.0%

Notes:
This schedule of hotel results for the three months ended September 30, includes information from all of the hotels the Company owned as of September 30, 2011 except for the Grand Hotel Minneapolis of both 2011 and 2010.  Results for the Manhattan Collection reflect the Company's 49% ownership interest.  The schedule of hotel results for the nine months ended September 30, includes information from all of the hotels the Company owned as of September 30, 2011 except for the Westin Gaslamp Quarter, Monaco Seattle and Mondrian Los Angeles for the first quarter of both 2011 and 2010, the Viceroy Miami, W Boston and the Company's 49% ownership interest in the Manhattan Collection for the first and second quarters of both 2011 and 2010 and the Grand Hotel Minneapolis for the entire nine month period of both 2011 and 2010.  These hotel results for the respective periods include information reflecting operational performance prior to the Company's ownership of the hotels.  The Company expects to include historical hotel results for the Grand Hotel Minneapolis after the Company has owned the hotel for one year.  Any differences with this schedule are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Pro Forma Hotel Results
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Pro Forma Hotel Revenues:
Rooms	$73,014	$66,151	$143,096	$131,430
Food and beverage	25,999	24,254	65,629	61,024
Other	6,940	6,556	12,368	12,127
Total hotel revenues	105,953	96,961	221,093	204,581

Pro Forma Hotel Expenses:
Rooms	19,222	17,991	38,569	36,425
Food and beverage	18,922	17,961	46,341	44,084
Other direct	4,057	3,839	6,956	6,769
General and administrative	9,619	8,731	20,178	18,261
Sales and marketing	7,011	6,598	15,729	14,691
Management fees	3,019	3,332	6,367	7,243
Property operations and maintenance	3,484	3,480	7,653	7,583
Energy and utilities	3,436	3,623	7,477	7,482
Property taxes	4,611	3,837	8,087	6,840
Other fixed expenses	3,001	3,069	6,403	6,457
Total hotel expenses	76,382	72,461	163,760	155,835

Pro Forma Hotel EBITDA	$29,571	$24,500	$57,333	$48,746

Notes:
This schedule of hotel results for the three months ended September 30, includes information from all of the hotels the Company owned as of September 30, 2011 except for the Grand Hotel Minneapolis of both 2011 and 2010.  Results for the Manhattan Collection reflect Pebblebrook's 49% ownership interest.

The schedule of hotel results for the nine months ended September 30, includes information from all of the hotels the Company owned as of September 30, 2011 except for the Westin Gaslamp Quarter, Monaco Seattle and Mondrian Los Angeles for the first quarter of both 2011 and 2010, the Viceroy Miami, W Boston and the Company's 49% ownership interest in the Manhattan Collection for the first and second quarters of both 2011 and 2010 and the Grand Hotel Minneapolis for the entire nine month period of both 2011 and 2010.  These hotel results for the respective periods include information reflecting operational performance prior to the Company's ownership of the hotels.  The Company expects to include historical hotel results for the Grand Hotel Minneapolis after the Company has owned the hotel for one year.  In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.    Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Manhattan Collection Pro Forma Hotel Results
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Pro Forma Hotel Revenues:
Rooms	$18,692	$17,322	$46,814	$45,262
Food and beverage	1,166	419	3,713	1,778
Other	643	660	1,962	2,009
Total hotel revenues	20,501	18,401	52,489	49,049

Pro Forma Hotel Expenses:
Rooms	5,344	4,864	14,939	14,118
Food and beverage	1,237	512	3,993	1,865
Other direct	110	109	334	340
General and administrative	1,841	1,639	5,341	4,920
Sales and marketing	1,191	949	3,382	2,766
Management fees	633	551	1,625	1,468
Property operations and maintenance	729	743	2,113	2,053
Energy and utilities	694	699	1,958	1,778
Property taxes	1,729	1,640	4,675	4,625
Other fixed expenses	208	250	650	601
Total hotel expenses	13,716	11,956	39,010	34,534

Pro Forma Hotel EBITDA	$6,785	$6,445	$13,479	$14,515

Notes:
These historical hotel operating results include information from the Company's Manhattan Collection.  The Manhattan Collection consists of the following six hotels:  Affinia Manhattan, Affinia 50, Affinia Dumont, Affinia Shelburne, Affinia Gardens and The Benjamin.  The hotel operating results for the Manhattan Collection only include 49% of the results for the six properties to reflect the Company's 49% ownership interest in the hotels.  These historical operating results include periods prior to the Company's investment in the Manhattan Collection joint venture on July 29, 2011. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Pro Forma 2011 Property Inclusion Reference Table

Hotels	Q1	Q2	Q3	Q4
DoubleTree by Hilton Bethesda	X	X	X	X
Sir Francis Drake	X	X	X	X
InterContinental Buckhead	X	X	X	X
Hotel Monaco Washington, DC	X	X	X	X
Grand Hotel Minneapolis				X
Skamania Lodge	X	X	X	X
Sheraton Delfina Santa Monica	X	X	X	X
Sofitel Philadelphia	X	X	X	X
Argonaut Hotel	X	X	X	X
Hotel Monaco Seattle		X	X	X
Westin Gaslamp Quarter San Diego		X	X	X
Mondrian Los Angeles		X	X	X
Viceroy Miami			X	X
W Boston			X	X
Manhattan Collection			X	X

Notes:
A property marked with an "X" in a specific quarter denotes that the pro forma operating results of that property are included in the Pro Forma Hotel Statistical Data, Schedule of Pro Forma Hotel Results and the 2011 Outlook for the respective calendar quarter in 2011 and 2010.

The Company’s third quarter Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of September 30, 2011, except for the Grand Hotel Minneapolis.  Results for the Manhattan Collection reflect Pebblebrook's 49% ownership interest.

The Company’s nine month Pro forma RevPAR, RevPAR Growth ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of September 30, 2011, except for the Westin Gaslamp Quarter San Diego, Hotel Monaco Seattle and Mondrian Los Angeles for the first quarter of both 2011 and 2010, the Viceroy Miami, W Boston and Pebblebrook's 49% ownership interest in the Manhattan Collection for the first and second quarters of both 2011 and 2010 and the Grand Hotel Minneapolis for the entire nine month period of both 2011 and 2010.  These operating statistics and financial results include periods prior to the Company’s ownership of the hotels.  The Company expects to include historical operating data from the Grand Hotel Minneapolis after it has owned the hotel for one year.

The Company's estimates and assumptions for Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin for the Company's 2011 Outlook include the hotels owned as of October 27, 2011, but excludes the Grand Hotel Minneapolis for the first three quarters of both 2011 and 2010.  The Company expects to include the operating results for the Grand Hotel Minneapolis in year-over-year comparisons once the Company has owned the hotel for one full year.  The operating results and financial performance of the Westin Gaslamp Quarter San Diego, Hotel Monaco Seattle and Mondrian Los Angeles have been excluded for the first quarter of both 2011 and 2010; the operating results and financial performance of the Viceroy Miami, W Boston and Manhattan Collection have been excluded for the first two quarters of both 2011 and 2010.  These operating statistics and financial results include periods prior to the Company’s ownership of the hotels.  The hotel operating estimates and assumptions for the Manhattan Collection included in the Company's 2011 Outlook reflect the Company's 49% ownership interest in the hotels.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands, except Occupancy, ADR and RevPAR)
(Unaudited)

Prior-Year Operating Data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2010	2010	2010	2010	2010

Pro forma Occupancy	71.0%	81.3%	81.6%	73.4%	76.9%
Pro forma ADR	$175	$192	$196	$206	$193
Pro forma RevPAR	$124	$156	$160	$151	$148

Pro forma Hotel Revenues	$79,225	$96,255	$96,961	$96,159	$368,601
Pro forma Hotel EBITDA	$12,553	$25,365	$24,500	$21,852	$84,269

	First Quarter	Second Quarter	Third Quarter
	2011	2011	2011

Pro forma Occupancy	70.7%	79.4%	84.0%
Pro forma ADR	$188	$210	$211
Pro forma RevPAR	$133	$166	$177

Pro forma Hotel Revenues	$85,464	$103,300	$105,953
Pro forma Hotel EBITDA	$13,206	$27,284	$29,571

Notes:
These historical hotel operating results include information from the following hotels:  DoubleTree by Hilton Bethesda-Washington DC; Sir Francis Drake; InterContinental Buckhead; Hotel Monaco Washington, DC; Skamania Lodge; Sheraton Delfina; Sofitel Philadelphia; Argonaut Hotel; the Westin Gaslamp Quarter San Diego; Hotel Monaco Seattle, Mondrian Los Angeles, Viceroy Miami, W Boston and the 6 hotel properties in the Manhattan Collection.  The hotel operating results for the Manhattan Collection only include 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels.  The results exclude the Grand Hotel Minneapolis. These historical operating results include periods prior to the Company's ownership of the hotels.  The Company expects to include historical operating results for the Grand Hotel Minneapolis after it has owned the hotel for one year.  In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and has been presented only for comparison purposes.